EXHIBIT 99.1

FOR RELEASE AT 6:45 A.M. CST FEBRUARY 10, 2004

INVESTOR CONTACT:	MEDIA CONTACT:
John Lyon	Mindy Brown
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Mindy.Brown@ps.net

Perot Systems Announces Fourth Quarter
Perot Systems Corporation	2003 Financial Results
2300 West Plano Parkway
Plano, TX 75075
972.577.0000	Commercial Outsourcing Revenue Growth Rate Accelerates
www.perotsystems.com	on Contracts with New and Existing Clients

Plano, TX – February 10, 2004 — Perot Systems Corporation (NYSE: PER) today announced financial results for the fourth quarter of 2003. Revenue for the fourth quarter of 2003 was $393 million, a 19% year-to-year increase (22% on a GAAP pro forma basis when adjusting the fourth quarter of 2002 for the adoption of Emerging Issues Task Force Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”)). By line of business:

•	IT Solutions, Perot Systems’ line of business that provides commercial outsourcing solutions customized to specific industries, achieved fourth quarter 2003 revenue of $322 million, an increase of 9% as compared to the fourth quarter of 2002 (11% on a pro forma basis when adjusting the fourth quarter of 2002 for the adoption of EITF 00-21).

•	Perot Systems Government Services, the company’s line of business serving government agencies, achieved fourth quarter 2003 revenue of $57 million. The February 2003 acquisition of Soza & Company contributed $36 million of year-to-year revenue growth, while the remainder of Perot Systems Government Services grew by 13% year-to-year to $21 million.

•	Perot Systems’ Consulting line of business, consisting of its business consulting, systems integration, and application development practices, reported fourth quarter 2003 revenue of $14 million, an 8% decrease year-to-year.

Perot Systems 4Q 2003 Financial Results	Page 2 of 12

For the fourth quarter of 2003, earnings per share (diluted) was $.08. Effective December 31, 2003, Perot Systems adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which resulted in a charge for a cumulative effect of a change in accounting principle of $.06 per share (net of tax). Earnings per share (diluted), prior to the cumulative effect of a change in accounting principle, was $.14 for the fourth quarter of 2003. Included in Perot Systems’ fourth quarter 2003 financial results and important to understanding the financial trends of Perot Systems’ business were:

•	Expense of $11.2 million ($6.8 million after-tax) primarily related to resolving the ownership structure of the HCL Perot Systems (HPS) joint venture.

•	Revenue and earnings of $4.7 million ($2.9 million after-tax) associated with favorable year-end client bonus/penalty adjustments.

•	A reduction of expense of $1.0 million ($0.6 million after-tax) resulting from a revised estimate of liabilities related to Perot Systems’ prior year streamlining of operations.

•	A reduction of income tax expense of $1.5 million was primarily attributable to the impact of cost containment activities by Perot Systems’ European operations.

     Additionally, because of the late December 2003 closing of the HPS acquisition, HPS’ post-acquisition results of operations were not material to Perot Systems’ consolidated results of operations for the fourth quarter of 2003. Consequently, Perot Systems continued to account for HPS’ results of operations using the equity method during the fourth quarter of 2003. HPS was consolidated as of December 31, 2003.

Perot Systems 4Q 2003 Financial Results	Page 3 of 12

Fourth quarter and full year 2003 business highlights include:

•	Revenue expanding to all-time highs for the fourth quarter and full year of $393 million and $1.5 billion, respectively.

•	Earnings per share (diluted), prior to the cumulative effect of a change in accounting principle, growing by 8% to $.14 for the fourth quarter of 2003 from pro forma earnings per share (diluted) of $.13 (pro forma adjustment for the impact of EITF 00-21) for the same period in the prior year. Reported earnings per share (diluted) for the fourth quarter of 2002 was $.17.

•	Perot Systems’ revenue from the Healthcare industry increasing by 11% for 2003, capping a five-year period where Perot Systems’ revenue from the Healthcare market grew at a 45% compound growth rate. Perot Systems’ revenue from the Healthcare market grew by 23% year-to-year for the fourth quarter of 2003.

•	New contract signings totaling $216 million of total value for the fourth quarter of 2003, increasing the total value of new contracts signed during 2003 to $1.3 billion, a 26% increase year-to-year.

•	Total bookings, which consist of new contract signings and contract renewals, expanding to $1.7 billion for full year 2003 on total bookings of $566 million for the fourth quarter of 2003.

•	Operating Cash Flow was $26 million for the fourth quarter of 2003, increasing full year 2003 Operating Cash Flow to $103 million.

•	Perot Systems ending 2003 with cash and short-term investments totaling $161 million, which includes $50 million of cash and short-term investments gained from its December 2003 acquisition of HCL Technologies’ interest in HPS for $105 million cash.

Ross Perot, Jr., president and CEO of Perot Systems, said, “Our fourth quarter results provided a solid ending to 2003. With continued new business wins and expansion of existing relationships, our commercial outsourcing revenue grew to an all-time high, helping to drive fourth quarter revenue to a record level.

“Commercial outsourcing and government services revenue grew at a strong pace. Operating profitability was solid and we ended the year with $161 million of cash and short-term investments. We are particularly pleased that these results were built on a base of outstanding customer service combined with focused investment in our team.”

Perot Systems 4Q 2003 Financial Results	Page 4 of 12

Business Outlook

The information contained within this section and the accompanying footnotes to the financial statements is important to understanding current and future performance. Some of the following statements involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating the projections, we have considered recent and potential sales, acquisitions and current market conditions, with these factors being subject to risks and uncertainties, including those described within this press release.

For the first quarter of 2004, Perot Systems expects revenue to range from $400 million to $415 million. Major factors affecting fourth quarter to first quarter revenue comparisons include the following:

•	The acquisition of HPS, which will add approximately $25 million of revenue, but will not be significantly accretive to earnings initially because of transition and integration-related expenses. Revenue from HPS that was not previously subcontracted from Perot Systems will be consolidated as part of Perot Systems’ Consulting line of business.

•	Recent and expected new contract signings will add between $5 million and $10 million of revenue.

•	Major account actions, including a completed exit of a previously disclosed under-performing contract and completing two contract extensions, will result in approximately $8 million less revenue with a sequential earnings impact of between $.01 and $.02 per share.

•	Other account activity will result in $12 million less commercial outsourcing revenue as a result of the favorable bonus/penalty adjustments for the fourth quarter of 2003, project-based services Perot Systems was performing during late 2003, but may not continue into 2004, and business volume fluctuations.

Perot Systems believes that earnings per share (diluted) for the first quarter of 2004 will range from $.13 to $.16.

Conference Call

Perot Systems will hold a conference call to review fourth quarter 2003 results of operations on February 10, 2004 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com.

Perot Systems 4Q 2003 Financial Results	Page 5 of 12

Perot Systems Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended December 31, 2002 and 2003
(Millions of USD, except per share amounts)

Unaudited

	Three Months Ended December 31
	2002	2003	% Change
IT Solutions	$296.4	$321.8	9%
Government Services	18.9	57.5	204%
Consulting	14.9	13.7	(8)%
Other	0.2	—	(100)%

Total Revenue 1)	330.4	393.0	19%
Direct Cost of Services	256.5	312.7	22%

Gross Profit 2)	73.9	80.3	9%
Selling, General & Admin.3)	44.1	50.6	15%

Operating Income	29.8	29.7	0%
Loss From Unconsolidated Affiliates 4)	(1.4)	(6.6)	n/m
Other Income/(Expense) 5)	(1.0)	0.2	n/m
Interest Income, net	1.0	0.8	(20)%

Pretax Income	28.4	24.1	(15)%
Income Tax Expense 6)	8.5	7.8	(8)%

Income before cumulative effect of accounting change	19.9	16.3	(18)%
Cumulative effect of accounting change, net of tax 7)	—	(6.4)	n/m

Net income (loss)	$19.9	$9.9	(50)%

Earnings Per Share (Diluted) Data:
Income before cumulative effect of accounting change	$.17	$.14	(18)%
Cumulative effect of accounting change 7)	—	$(.06)	n/m

Earnings Per Share (Diluted)	$.17	$.08	(53)%
Shares Outstanding (Diluted) 8)	114.4	117.5	3%

Perot Systems 4Q 2003 Financial Results	Page 6 of 12

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2002 and 2003
(Millions of USD)
Unaudited

	As of	As of
	12/31/2002	12/31/2003	% Change
Cash	$212.9	$123.8	(42)%
Short-term investments	—	37.6	n/m
Accounts Receivable, net	162.4	208.2	28%
Prepaid Expenses and Other	42.3	52.4	24%

Total Current Assets	417.6	422.0	1%
Property, Equip. & Software, net 7)	62.5	142.8	128%
Long-term Accrued Revenue	74.5	8.7	(88)%
Goodwill	211.1	347.6	65%
Other Non-current Assets	76.6	89.5	17%

Total Assets	$842.3	$1,010.6	20%

Current Liabilities	$155.5	$207.0	33%
Long-term Liabilities 7)	10.2	90.8	790%
Stockholders’ Equity	676.6	712.8	5%

Total Liabilities & Stockholders’ Equity	$842.3	$1,010.6	20%

Perot Systems 4Q 2003 Financial Results	Page 7 of 12

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2002 and 2003
(Millions of USD)
Unaudited

	Three Months Ended
	12/31/2002	12/31/2003
Net income	$19.9	$9.9
Depreciation and amortization	7.9	9.4
Equity in loss of unconsolidated affiliate 4)	1.4	6.6
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(4.4)	(0.3)

Net cash provided by operating activities	24.8	25.6
Purchases of property, equipment & software	(11.4)	(5.6)
Acquisitions of businesses, net of cash acquired	0.4	(100.2)
Other investing activities	0.1	1.8

Net cash used in investing activities	(10.9)	(104.0)
Issuance of common stock	5.3	5.5
Other financing activities	(1.1)	—

Net cash provided by (used in) financing activities	4.2	5.5
Effect of exchange rate changes on cash	2.3	3.8

Net cash flow	$20.4	$(69.1)

Perot Systems 4Q 2003 Financial Results	Page 8 of 12

Financial Statement Notes (Unaudited)

1)	For the three months ended December 31, 2003, total revenue grew to $393.0 million, an increase of $62.6 million, or 19% year-to-year. When applying EITF 00-21 to all periods, total revenue grew from $323.2 million for the fourth quarter of 2002 to $393.0 million for the fourth quarter of 2003, an increase of 22% on a pro forma basis. This growth is primarily attributable to the Government Services and IT Solutions lines of business. Perot Systems Government Services grew by $38.6 million, or 204% year-to-year. This growth for Perot Systems Government Services came primarily from the February 2003 acquisition of Soza & Company, which contributed $36.1 million of revenue for the three months ended December 31, 2003. The remainder of Perot Systems’ government activities grew by $2.5 million, or 13%, year-to-year. Perot Systems’ IT Solutions line of business grew by $25.4 million, or 9%, year-to-year. When applying EITF 00-21 to all periods, revenue for IT Solutions grew from $289.2 million (pro forma adjustment for EITF 00-21) for the fourth quarter of 2002 to $321.8 million for the fourth quarter of 2003, an increase of 11%. This increase for IT Solutions is primarily attributable to $30.4 million of revenue growth from major contracts signed during 2003, $3.1 million of growth of commercial outsourcing relationships entered into before 2003, a $4.5 million favorable adjustment to client bonus/penalty assessments, and the acquisition of Vision Healthsource, which contributed $1.4 million of revenue for the fourth quarter of 2003. This revenue growth was partially offset by a $6.8 million reduction of revenue, primarily related to short-term consulting services. Revenue for the Consulting line of business declined by $1.2 million, or 8%, year-to-year. This decline is primarily attributable to lower revenue for custom application, systems integration and package implementation services.

2)	Gross margin for the three months ended December 31, 2003 was 20.4% of total revenue, which is lower than the gross margin for the three months ended December 31, 2002 of 22.4% of total revenue. Applying EITF 00-21 to financial results for the three months ended December 31, 2002 results in a pro forma gross margin of 20.5%. The year-to-year decline from the pro forma gross margin for the three months ended December 31, 2002 is primarily attributable to lower up-front profitability on new contracts signed during 2003, lower profitability from short-term consulting activities, and expense associated with an unfulfilled vendor purchase commitment, but partially offset by higher margins from the acquisitions of Soza & Company and Vision Healthsource, an improvement in long term commercial account profitability, primarily attributable to increased profitability for certain fixed price contracts, and favorable client bonus/penalty adjustments.

3)	Selling, General and Administrative Expense for the three months ended December 31, 2003 includes $2.0 million of expense associated with resolving the ownership structure of HPS and a reduction of expense of $1.0 million resulting from a revised estimate of liabilities related to Perot Systems’ prior year streamlining of operations.

Perot Systems 4Q 2003 Financial Results	Page 9 of 12

4)	Amounts represent earnings from Perot Systems’ 50% ownership interest in HPS, its India-based offshore software solutions and services provider. Loss from Unconsolidated Affiliates for the three months ended December 31, 2002, includes $2.9 million of expense related to a contingent liability. Loss from Unconsolidated Affiliates for the three months ended December 31, 2003, includes expense of $9.2 million primarily related to resolving the ownership structure of the HPS joint venture. On December 19, 2003, Perot Systems acquired HCL Technologies’ interest in HPS. Because of the late December 2003 closing of the HPS acquisition, HPS’ post acquisition results of operations were not material to Perot Systems’ consolidated results of operations for the quarter. Consequently, Perot Systems continued to account for HPS’ results of operations using the equity method during the fourth quarter of 2003. HPS was consolidated as of December 31, 2003.

5)	Other Income/(Expense) for the three months ended December 31, 2002, includes a $1.0 million loss associated with the sale of BillingZone.

6)	Income tax expense for the fourth quarter includes a benefit to Net Income of $1.5 million resulting primarily from the effect of European operations, which results in an income tax rate of 32% for the three months ended December 31, 2003 and 37% for the twelve months ended December 31, 2003 on income before the cumulative effect of changes in accounting principles.

7)	In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which changes the criteria for consolidation by business enterprises of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. On October 9, 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to variable interest entities created prior to February 1, 2003, which now must be consolidated as of the end of the first interim or annual period ending after December 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. In June 2000, Perot Systems entered into an operating lease contract with a variable interest entity for the use of land and office buildings in Plano, Texas, including a data center facility. Perot Systems began consolidating this entity beginning on December 31, 2003 and did not restate any previously issued financial statements in connection with its adoption of FIN 46. As a result of consolidating this entity, Perot Systems increased its assets and long-term debt by $65.2 million and $75.5 million, respectively. Additionally, Perot Systems recorded an expense for the cumulative effect of a change in accounting principle of $10.3 million ($6.4 million, net of the

Perot Systems 4Q 2003 Financial Results	Page 10 of 12

applicable income tax benefit), or $.06 per share (diluted), representing primarily the cumulative depreciation expense on the office buildings and data center facility through December 31, 2003. In 2004, the Company will begin recording additional depreciation expense of $3.2 million per year relating to these newly consolidated assets. Had FIN 46 been applied to the twelve months ended December 31, 2002 and 2003, Perot Systems would have recorded depreciation expense of $3.2 million for each year.

8)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” the pro forma diluted earnings per common share for the three months ended December 31, 2002 and 2003 would be $.14 and $.06, respectively.

Perot Systems 4Q 2003 Financial Results	Page 11 of 12

Perot Systems Corporation
Pro Forma Results for Fiscal Years 2001 and 2002
(Millions of USD)
Unaudited

Effective January 1, 2003, Perot Systems adopted EITF 00-21 with a cumulative-effect adjustment. Under Accounting Principles Board Opinion No. 20, “Accounting Changes,” Perot Systems is required to report pro forma earnings as if EITF 00-21 would have been applied to all periods reported. To illustrate the impact of the adoption of EITF 00-21 on Perot Systems’ financial results for 2001 and 2002, the following table shows summary level pro forma financial information as if EITF 00-21 had been applied to these periods.

	For the Three Months Ending (2001)
	March 31	June 30	September 30	December 31
Revenue	$293.7	$291.1	$298.9	$304.1
Direct Cost of Services	228.8	222.5	239.3	259.1
Selling, Gen. & Admin.	82.9	46.1	82.7	44.9
Operating Income/(Loss)	(18.0)	22.5	(23.1)	0.1
Pretax Income/(Loss)	(13.7)	27.1	(19.2)	2.7
Net Income/(Loss)	$(8.3)	$16.4	$(22.7)	$1.5
Earnings/(Loss) Per Share (Diluted)	$(.08)	$.15	$(.23)	$.01

	For the Three Months Ending (2002)
	March 31	June 30	September 30	December 31
Revenue	$317.3	$322.3	$334.9	$323.2
Direct Cost of Services	251.8	257.5	265.2	256.9
Selling, Gen. & Admin.	45.0	55.0	51.5	44.1
Operating Income	20.5	9.8	18.2	22.2
Pretax Income	23.6	12.0	20.8	20.8
Net Income	$14.2	$8.6	$12.4	$15.2
Earnings Per Share (Diluted)	$.12	$.07	$.11	$.13

Perot Systems 4Q 2003 Financial Results	Page 12 of 12

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 13,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as: risks associated with negotiating and exiting contractual relationships; expanding earnings from new sales; the loss of major clients; deterioration of project and consulting-based revenue and profit; our ability to achieve future sales; changes in our UBS relationship and variability of revenue and expense associated with our largest customer, as well as other clients; the current and future performance of client contracts; risks associated with non-recoverable cost overruns on software development contracts; risks associated with the development of software products, including the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates, the risk that the cost of product development differs materially from our estimates, and the risk that a delay in product introduction may reduce the portion of the market captured by our product; growing start-up businesses; the highly competitive market in which we operate; the variability of quarterly operating results; the reliance on estimates that involve successful completion of future actions; guaranteed purchase agreements; changes in technology; changes to accounting methods; risks associated with acquisitions and divestitures, and risks related to international operations. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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